Exhibit 99.1
The Allied Defense Group, Inc.
THE ALLIED DEFENSE GROUP ANNOUNCES
FILING OF CERTIFICATE OF DISSOLUTION
BALTO, Md., August 31, 2011 — The Allied Defense Group, Inc. (OTCQB: ADGI.PK), announced that it has filed a Certificate of Dissolution with the State of Delaware. This action is pursuant to the Plan of Complete Liquidation and Dissolution approved by its stockholders on September 30, 2010 and is consistent with Allied’s SEC filings and periodic stockholder letters.
Further consistent with the Plan of Complete Liquidation and Dissolution and prior announcements, Allied has instructed its stock transfer agent to cease recording transfers of its common stock as of the close of business today.
For More Information, Contact:
Anne Feinstein
(410) 385-8155